For Immediate Release

CHINA BROADBAND ANNOUNCES APPROVAL OF QUOTATION OF COMMON STOCK ON OTC BULLETIN BOARD AND PLANS TO ACQUIRE 50% OF SHANDONG RADIO & BROADCASTING NEWSPAPER GROUP

BOULDER, Colo., December 21, 2007 - China Broadband, Inc. (OTCBB:CBBD, formerly CBBD.PK) (the “Company”), a provider of digital cable TV value-added services in the Jinan region of Shandong Province in the People’s Republic of China, announced today that the Company’s common stock has been approved for quotation on the OTC Bulletin Board. The approval was received on December 20, 2007.

In addition, the Company, through its China-based subsidiary, Jinan Zhong Kuan Dian Guang Information Co. Ltd ("Jinan"), has entered into a non-binding letter of intent to acquire 50 percent of Shandong Radio & Broadcasting Newspaper Group ("Shandong Group") for approximately $4 million (based on current exchange rates), with the first payment of half the purchase price to be made on or before February 5th, 2008.

Shandong Group is a China-based publisher of digital and analog television program guides, newspapers and entertainment magazines. It holds the exclusive license to publish television program guides in Shandong Province, which is one of the largest regional economies in China.

The Company’s long term goal is to acquire local TV program guide providers (both in print media and digital media formats) and bundling them with cable broadband and interactive TV offerings, following the government’s mandate to convert analog TV to digital TV in all major cities by 2008 and throughout China by 2015. Cable TV value-added service is a rapidly growing market in China and includes cable broadband, electronic program guides, home shopping, interactive TV entertainment such as VOD, and interactive digital TV advertising.

Clive Ng, Chairman of China Broadband, Inc., stated, "We are extremely pleased to be quoted on the OTC Bulletin Board, which we believe will allow us to grow faster and enhance our communications with shareholders. This is another exciting step toward our long-term goal of becoming a successful digital cable TV value-added service provider in partnership with SARFT (State Administration of Radio, Film and Television). We believe that the Shandong Group transaction will be synergistic to our strategy. Cable TV value-added services compose a growing sector, and China Broadband has already achieved a strong regional foothold in one of China’s largest regional markets. We will continue to explore further strategic partnerships. To support our growth, we are looking forward to adding new members to our management team and to our board of directors in 2008."

About China Broadband
China Broadband, formerly Alpha Nutra, Inc., is a new player in China’s growing cable broadband and programming electronic and print media markets. The Company’s initial focus is in the Shandong Province of China. The Company’s flagship operation is Jinan Jia He Broadband, also known as Jinan Broadband, the fifth largest broadband operator in China and the second largest broadband service provider in Shandong’s capital city of Jinan. A spin-off of Jinan Jia He Digital TV Co. Ltd., Jinan Jia He Broadband has a close equity bond with Jinan Cable Network, the cable monopoly in Jinan with 1.3 million cable TV subscribers.

Disclosure
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission
Consulting For Strategic Growth1, Ltd. (“CFSG1”) provides China Broadband, Inc. (“the Company”) with consulting, business advisory, investor relations, public relations and corporate development services, for which CFSG1 receives a fixed monthly fee for the duration of the agreement. Independent of CFSG1's receipt of cash or other compensation from the Company, CFSG1 may choose to purchase the common stock of the Company and thereafter sell those shares at any time it deems appropriate to do so.

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